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On May 24, 2022, Hasbro, Inc. (“Hasbro”) issued the following press release in connection with Hasbro’s 2022 annual meeting of shareholders, which contains a copy of a letter to shareholders issued by Hasbro’s Board of Directors.

Hasbro Board of Directors Issues Q&A From CEO Chris Cocks

Shareholders Urged to Vote FOR ALL of Hasbro’s Highly Qualified Directors on the WHITE Proxy Card

PAWTUCKET, R.I.-- Hasbro, Inc. (NASDAQ: HAS) (“Hasbro” or the “Company”), a global play and entertainment company, today issued the following letter, which includes a Q&A with new CEO Chris Cocks, to Hasbro shareholders in connection with the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”) to be held on June 8, 2022.

For information about the 2022 Annual Meeting, please visit: www.HasbroGamePlan.com.

The full text of the letter follows.

May 24, 2022

Dear Hasbro Shareholders,

The following is a brief interview with our new CEO, Chris Cocks, that gives insight into how he intends to lead Hasbro in partnership with the Board to drive value creation and profitable growth for the benefit of all our shareholders. Hasbro’s Board brings the right balance of fresh perspectives and institutional knowledge to support Chris as he builds on our industry-leading expertise to drive change and long-term value. Hasbro urges shareholders to vote FOR ALL of Hasbro’s highly qualified directors on the WHITE proxy card.

You were at Wizards of the Coast for five years before becoming CEO of Hasbro. How did the Board support you in growing the business at Wizards and how will it support you as CEO of Hasbro?

The Hasbro Board was a great partner for me and the team at Wizards of the Coast. When I joined Wizards in 2016, it was a small but profitable business for Hasbro. It had been on a previous growth run but had been plateauing. The big question at the time was, what would drive the next leg of growth?

Ted and Rich with our full Board, including our late CEO Brian, challenged me to think bigger. They were supportive when we needed to significantly turn over our technical leadership and engineering ranks and greatly ramp up our games industry recruiting. As we made progress with what ultimately became Magic: The Gathering Arena, our digital version of MAGIC: THE GATHERING, they saw potential for our IP in more digital expressions and pushed us to “Go Big” in our aspirations. Ultimately, the “Go Big” growth plan expanded beyond digital trading cards to encompass our other great brands, particularly DUNGEONS & DRAGONS. They supported these plans through significant financial investments in the Wizards of the Coast business. They also encouraged a data- and consumer-focused approach to ensure these significant capital investments had the greatest potential return possible, and to explore partnerships with platforms and publishers to defray our risk.

Lisa—who, in her position as chair of the Compensation Committee, leads the development and implementation of all major compensation programs—has been a strong partner for our growth in an industry with a highly competitive talent pool. She comes from a creative industry and understands dynamic compensation and talent markets. Leveraging this expertise, Lisa oversaw the reinvention of our compensation model through a review of peer benchmarks and an expansion of equity compensation. As a result, we have been able to grow rapidly and have landed talented industry veterans who have played a critical role in accelerating Wizards’ growth.

You became CEO of Hasbro less than 100 days ago. What have your priorities been since assuming the CEO role on February 25?

The core functions of the CEO job are to review, set and execute on our strategy through thoughtful deployment of our capital and leadership of our talent, working in partnership with our Board to drive total shareholder return. In these first 100 days, I’ve spent much of my time learning about our teams, investments and execution capabilities, and how Hasbro can best serve the interests of all our shareholders, as part of my comprehensive review of the Company’s go-forward strategy and our businesses. Important themes that have emerged include:
●	An emphasis on Focus and Scale as we think about our brand and markets;
●	Our growth thesis around Games, Multigenerational Play & Entertainment and Direct To Consumer;
●	Our continuing focus on our successful Brand Blueprint Strategy; and
●	A continued focus on disciplined capital allocation.

Can you explain the Brand Blueprint strategy and why it is important for Hasbro?

The Brand Blueprint is how we engage our consumers across our portfolio of globally beloved brands. It’s about leveraging our IP across multiple play and entertainment channels to maximize both our connection with families and fans and returns for shareholders. This strategy has helped us deliver an over 289% total shareholder return since its inception in 2008.1

We start with fundamental insights and use this data to profitably engage our consumers across gaming, including digital and tabletop games, toys, animation, live action entertainment and user-generated content with partnership capabilities and licenses. Every brand in our portfolio is uniquely relevant to a specific brand’s audience. Most brands use common executional capabilities across Games, Consumer Products and Entertainment, which allow us to monetize across touch points, assure creative consistency and orchestrate execution to maximum commercial effect.

The results speak for themselves. Compared to 2006, prior to the launch of Hasbro’s Brand Blueprint, MAGIC: THE GATHERING has grown revenue by 8.4 times, leveraging a combination of location-based entertainment and play events as well as digital games. NERF has grown by 5.6 times due to new category expansion, influencer marketing and user generated content. TRANSFORMERS has grown 3.0 times from a combination of blockbuster theatrical entertainment, toy category growth, licensed partnerships and a drumbeat of animation. Most recently, MY LITTLE PONY benefited from the release of our top-performing animated feature on Netflix, with 100% point of sale growth in the fourth quarter 2021. These are just a few examples in a long list.

How do you and the Board think about where to allocate capital and invest to drive growth and maximize shareholder returns?

Our approach to capital allocation is focused on investing in the business to drive profitable growth, returning excess cash to shareholders via share repurchases and our dividend (which has grown at a 7% CAGR over the last 5 years), and de-levering our balance sheet to maintain our investment grade rating and achieve our Debt to EBITDA targets. We are always focused on identifying opportunities at the intersection of high growth, high profit and our own executional capabilities. For existing categories, we use extensive competitive benchmarking, coupled with proprietary channel and consumer insights. For new or emerging categories, we analyze the consumer and relevance of our brands, how our existing capabilities can tap into the opportunity and what we think the return on investment will be. We then make a build, buy or partnership decision if we think the category merits investment.

1 Source: FactSet; Represents date on which Brian Goldner was appointed CEO of Hasbro
(May 22, 2008 – May 12, 2022)

This is why specific industry experience is so important to our Board. In order to provide proactive leadership and partnership, our Board needs to have a deep understanding of not just financial modelling, but the risk and return inputs unique to our sectors: talent, business model, partnership and risk deferment opportunities, and complex rights and library management. Our Board includes four former CFOs (including the former Head of Film Financing for Disney and the former CFO of Electronic Arts) and five members with financial industry experience, all of whom have deep knowledge of Games, Entertainment and Consumer Products.  Our Board’s strong capital allocation experience coupled with deep, relevant industry backgrounds helps us evaluate and push ourselves on deals like our recent acquisition of D&D Beyond. That acquisition gives us a strong set of new digital direct capabilities, a base of nearly 10 million highly engaged users for one of our priority brands, a favorable 8 times trailing twelve-month EBITDA multiple and a business that has been growing at a 50% Compound Annual Growth Rate (CAGR) over the last 3 years.

That same experience and capital allocation discipline also led to the Board’s decision to divest of the eOne music business last year. The Board did not believe the music business was going to be a core driver of the Brand Blueprint strategy. That decision allowed the Board to invest in other areas of the business while also paying down more than $1 billion in long-term debt and maintaining the dividend for shareholders.

Why is it better for Hasbro to own a studio like eOne? Couldn’t Hasbro make movies and films through partnerships with other studios?

Hasbro has a long history of theatrical partnerships with strong successes, most notably, TRANSFORMERS. However, partnership deals have significant trade-offs, including a significant reduction in creative control, a reduced ability to participate in upstream economics, often long and complicated transfers of rights, little influence on release timing and a generally low production throughput. In the original TRANSFORMERS, the robots almost didn’t talk! Can you imagine Optimus Prime not saying “Autobots, roll out!”? If a movie release date slips because a studio has a full slate, that can cost us in excess of $100 million of deferred revenue and significant inventory carrying costs. In contrast, owning in-house entertainment capabilities can provide huge benefits. For example, a DUNGEONS & DRAGONS film was in development for over seven years as part of a partnership model prior to our acquisition of eOne, a common occurrence as studios take a portfolio approach to optioning IP. Owning eOne and participating directly with our own creative capabilities allows us significantly more influence and allows us to more directly control decisions and timing that can affect other aspects of our business.

eOne has a track record of savvy risk-management, which allows us to maximize creative and dating influence while retaining our rights and minimizing financial downside. Consider DUNGEONS & DRAGONS, a year after integrating eOne, we had greenlit a movie with Paramount, our co-production partner, at a blockbuster budget with amazing talent in front of and behind the camera. We are on track to launch that film in March 2023 alongside a wave of games, consumer products, toys, licensing partnerships and digital experiences. That coordinated launch allows us to benefit from a successful film release, drive a significant opportunity in merchandise revenue and minimize our financing risks while retaining rights to pursue a universe of entertainment projects across partners.

Hasbro had some headwinds during the pandemic. Can you explain some of the challenges and what Hasbro did to address them?

COVID-19 was a challenging time for the world, and Hasbro was no exception. Hollywood production was paused for a significant period of time, the global supply chain became stressed and inflation increased significantly. Our diversified business model proved to be a strength. We were able to deliver strong operating cash flows, maintain and ultimately increase our dividend and grow our business. We also significantly increased EBITDA and net earnings in 2021. While we aren’t satisfied with our Total Shareholder Returns (TSR) since the start of the pandemic, we are overall trending ahead of our entertainment segment peers significantly and are at or ahead of our games industry benchmarks. Our Board’s continued oversight and engagement is helping us prioritize the work ahead.

As Hollywood production has ramped back up, our Film & TV segment is now in growth mode. Our gaming business also continues to be a bright spot. Hasbro is fortunate to have a portfolio of games that generated $2.1 billion in revenue last year, growing 19% year-over-year and generating in excess of 30% operating profit. Our strong, diversified business model has allowed us to continue to invest in new product innovation with a portfolio of exciting new toys across NERF, PLAY-DOH, PEPPA PIG and our new line of sports memorabilia figurines, STARTING LINE-UP. These are just a few of the opportunities we are positioned to drive in Hasbro’s next chapter of growth.

VOTE THE WHITE PROXY CARD TODAY

The Board of Directors of Hasbro recommends shareholders vote “FOR ALL” the nominees proposed by the Hasbro Board at the upcoming annual meeting on the WHITE proxy card.

Please Vote Now Using One of the Following Methods
Vote by Internet Go to the website identified on the enclosed WHITE proxy card or voting instruction form	Vote by Phone Call the number on the enclosed WHITE proxy card or voting instruction form	Vote by Mail Mark, sign, date and return the enclosed WHITE proxy card or voting instruction form in the accompanying postage-paid pre-addressed envelope

We encourage shareholders NOT to sign, return or vote any gold proxy card sent to you by Alta Fox. Only the latest dated proxy card will count at Hasbro’s 2022 annual meeting. Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitors, Innisfree M&A Incorporated, toll-free at 1 (877) 825-8971, or Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

Sincerely,

The Hasbro Board of Directors

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to making the world a better place for all children, fans and families. Hasbro delivers immersive brand experiences for global audiences through consumer products, including toys and games; entertainment through eOne, its independent studio; and gaming, led by the team at Wizards of the Coast, an award-winning developer of tabletop and digital games best known for fantasy franchises MAGIC: THE GATHERING and DUNGEONS & DRAGONS.

The company’s unparalleled portfolio of approximately 1,500 brands includes MAGIC: THE GATHERING, NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, DUNGEONS & DRAGONS, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. For the past decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media and one of the World’s Most Ethical Companies by Ethisphere Institute. Important business and brand updates are routinely shared on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter, Instagram, Facebook and LinkedIn.)

© 2022 Hasbro, Inc. All Rights Reserved.

Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements may include statements concerning: the impact and contributions of our new director appointments, and our ability to achieve our financial and business plans, goals and objectives, including achieving long-term sustainable profitable growth and long-term value for shareholders. Specific factors that might cause such a difference include those risks detailed from time to time in Hasbro’s filings with the SEC. The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this communication. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this communication or to update them to reflect events or circumstances occurring after the date of this communication. You should not place undue reliance on forward-looking statements.

Additional Information and Where to Find It
Hasbro has filed with the SEC a definitive proxy statement on Schedule 14A on April 25, 2022, containing a form of WHITE proxy card, and other relevant documents with respect to its solicitation of proxies for Hasbro’s 2022 annual meeting of shareholders (the “2022 annual meeting”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY HASBRO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Hasbro free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Hasbro are also available free of charge by accessing Hasbro’s website at www.hasbro.com.

Participants to the Solicitation
Hasbro, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Hasbro in connection with matters to be considered at the 2022 annual meeting. Information about Hasbro’s executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in Hasbro’s definitive proxy statement for the 2022 annual meeting, which was filed with the SEC on April 25, 2022. To the extent holdings of Hasbro securities reported in the definitive proxy statement for the 2022 annual meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

HAS-IR
HAS-C

Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com
Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com

The following is an advertisement by Hasbro appearing on LinkedIn beginning on May 24, 2022.

The Hasbro Board of Directors brings the right balance of fresh perspectives and institutional knowledge to support our CEO Chris Cocks as he implements his vision across the company. To learn more about Chris’ priorities during his first 100 days, including his approaches to talent, capital allocation and the Brand Blueprint, check out a Q&A with Chris himself. Important information: [Link to Hasbro website containing information previously filed or filed herein under cover of Schedule 14A]

The following is an advertisement by Hasbro (@Hasbro) appearing on Twitter beginning on May 24, 2022.

The @Hasbro Board brings the right balance of fresh perspectives and institutional knowledge to support our CEO Chris Cocks as he implements his vision. To learn more about Chris’ priorities during his first 100 days, check out a Q&A with Chris himself. Important information: [Link to Hasbro website containing information previously filed or filed herein under cover of Schedule 14A]

On May 24, 2022, Hasbro updated its website www.HasbroGamePlan.com, which contains information relating to Hasbro’s 2022 annual meeting of shareholders. A copy of the updated website content (other than that previously filed or filed herein under cover of Schedule 14A) can be found below.
Vote for Hasbro’s Board of Directors Hasbro’s highly skilled Board, with expertise and experience directly relevant to overseeing Hasbro’s world class portfolio of assets across multiple play and entertainment categories, is maximizing value for all shareholders.

Alta Fox is attempting to install three dissident director nominees who lack any relevant industry expertise to push an agenda to spin off the Wizards of the Coast business (“Wizards”). We believe this proxy fight is ill-timed, Alta Fox’s agenda will not create value for shareholders and its nominees offer no beneficial experience to Hasbro’s Board or the Company. Alta Fox’s campaign, which began just days after the passing of our long-time CEO Brian Goldner, is a distraction at a time when our new CEO should be given a chance to focus solely on our business for the benefit of all our stakeholders. The proposal to spin off Wizards would not create value and illustrated clear misunderstandings of our significant investment (over $1 billion in the last five years), support from the Board in growing the Wizards business (150% growth in MAGIC: THE GATHERING alone in the last five years), benefits Wizards receives from being part of Hasbro and the ability of our Brand Blueprint strategy to drive the future performance of Wizards and the entirety of Hasbro’s business. Chris Cocks’s specific combination of expertise in both the Wizards business and the next generation of gaming makes him ideally positioned to develop, in conjunction with the Board, the strategy for the future of Hasbro. The Board fully supports Chris and believes that, given the opportunity to execute with such support, his forward-looking, consumer-focused strategy and gameplan will help create and drive long-term shareholder value in the best interests of ALL shareholders. Vote the WHITE proxy card to support the Hasbro Board of Directors at the Company’s annual meeting of shareholders on June 8, 2022. Total shareholder return since Hasbro instituted the Brand Blueprint strategy 279% 1 Board members with digital gaming, media or consumer products expertise 12 of 13 Amount invested in growing Wizards of the Coast over the last 5 years, driving 150% growth in MAGIC: THE GATHERING alone >$1 billion 1 vs. 245% returned by the S&P 500 Consumer Durables index; 5/22/2008 through 4/22/2022

A Word from Hasbro’s Board and CEO Richard S. Stoddart Chair of the Board “I know I can speak for our full Board when I say we are thrilled to work closely with Chris to continue our terrific momentum and maximize value for our shareholders. He is absolutely the right choice to lead Hasbro at this time. The skills and experiences of our current Board perfectly complement Chris’s passion for gaming, the consumer, multi-generational play and an exceptional ability to drive growth. It’s truly a winning team.” Meet the Hasbro Board Chris Cocks Chief Executive Officer “The Board has been a great partner for me as President of Wizards of the Coast. They constantly push me to think bigger and have a growth mindset. They have really challenged me and the entire team to generate the highest and biggest ROI impact for our fans and for our shareholders. As CEO I’ve had nothing but a great experience with them in my first hundred days since being announced. They’ve been very supportive of the new strategy shift that we’re trying to drive and the big strategy review that we have under way with the senior management team.” Read Our Letters to Shareholders

The Board of Directors operates with the best interests of ALL shareholders in mind as evidenced by the thorough succession planning process that identified Chris Cocks as Hasbro’s new CEO. Hasbro’s Board and management team regularly engage with our shareholders to hear their viewpoints regarding our Board of Directors and broader corporate strategy. We are very disappointed that Alta Fox continues to be more interested in chasing headlines and making a name for its founder and fund than engaging constructively. It has used a cherry-picked narrative that is not representative of the actions our Board has taken to try to constructively and quickly resolve this matter in the best interests of all shareholders. Our Board has independently and carefully considered the appropriateness of a spin-off of Wizards and found that a spin-off of Wizards would not create value for all shareholders. In our view it would limit growth and result in meaningful missed strategic and financial opportunities for both Wizards and the Hasbro business overall, in contrast to Alta Fox’s thesis. We encourage shareholders to support Chris in executing in his new role, employing the Wizards gameplan at Hasbro and enacting his vision, along with the full support of our highly skilled, diverse, proven and recently refreshed Board.

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Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements may include statements concerning: the impact and contributions of our new director appointments, and our ability to achieve our financial and business plans, goals and objectives, including achieving long-term sustainable profitable growth and long-term value for shareholders. Specific factors that might cause such a difference include those risks detailed from time to time in Hasbro’s filings with the SEC. The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this communication. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this communication or to update them to reflect events or circumstances occurring after the date of this communication. You should not place undue reliance on forward-looking statements.

Additional Information and Where to Find It

Hasbro has filed with the SEC a definitive proxy statement on Schedule 14A on April 25, 2022, containing a form of WHITE proxy card, and other relevant documents with respect to its solicitation of proxies for Hasbro’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY HASBRO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Hasbro free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Hasbro are also available free of charge by accessing Hasbro’s website at www.hasbro.com.

Participants to the Solicitation

Hasbro, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Hasbro in connection with matters to be considered at the 2022 Annual Meeting. Information about Hasbro’s executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in Hasbro’s definitive proxy statement for the 2022 Annual Meeting, which was filed with the SEC on April 25, 2022. To the extent holdings of Hasbro securities reported in the definitive proxy statement for the 2022 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.